JONES SODA CO. ANNOUNCES APPOINTMENT OF NEW DIRECTOR TO THE BOARD OF DIRECTORS

Seattle, WA – February 28, 2023 – Jones Soda. (OTCQB: JSDA)(CSE: JSDA) (“Jones” or the “Company”) is pleased to announce that Gregg Reichman was appointed by the Company’s board of directors (the “Board”) to serve as a director on the Board until the Company’s next annual meeting of stockholders.

“We are excited to have Gregg join the Board, and believe that his background in finance and investments will help further our corporate strategy to deliver enhanced value to our stockholders through continued growth and diversification of our business,” stated Paul Norman, the Chairman of the Board.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a growing line of cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Company Contact:

Mark Murray

President and CEO

1-206-624-3357

Investor Relations Contact

Cody Cree

Gateway Group, Inc.

1-949-574-3860

JSDA@gatewayir.com

Neither the CSE nor its regulation services provider accepts responsibility for the adequacy or accuracy of this release.